Exhibit 1
FOR IMMEDIATE RELEASE
June 24, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Executive Director of the Board
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Organizational Changes and Changes in Directors and Executive Officers
Nissin Co., Ltd. (the “Company”) hereby announces the following organizational changes and changes in directors and executive officers effective June 24, 2006 pursuant to a resolution adopted at a meeting of the Board of directors held today.
1.	Organizational Changes
(1)	Introduction of a Group System
     The name of the Sales & Marketing Control Division has been changed to “Sales & Marketing”. At the same time, in order to clarify the duties and authority within “Sales & Marketing” as well as facilitate the conduct of operations in a speedy and dynamic manner, new groups — the “Sales & Marketing Group”, “Real Estate Group”, “Strategic Business Development Group”, and “Research Group” — have been established under the control of “Sales & Marketing”, with each of the groups supervising the department(s) of relevance to them.
     In addition, the Real Estate Business Control Department has been integrated, along with the Real Estate Finance 1st Department and the Real Estate Finance 2nd Department, into the “Real Estate Group” in order to strengthen the association between the real estate business and finance units of the Company.
(2)	Establishment of the division, “Group Strategy”
     In response to the needs of the NIS Group companies to expand their fields of business, a “Group Strategy” has been established. Under the “Group Strategy”, there are two departments — the Group Strategy Department (formerly translated as “Inter-Company Department”), which is responsible for coordinating and providing operational support to various group companies, and the new “Investment Management Department”, which endeavors to strengthen the control of affiliated companies and other companies in which the Company has a stake.
(3)	Establishment of “The Office of the CEO”
     “The Office of the CEO” has been established as a unit that reports directly to the Representative Director and Chairman, and the Representative Director and President (hereinafter referred to as the Chairman and President). “The Office of the CEO” will, on behalf of the Chairman and President, be engaged primarily in the planning and administration of company-wide projects, while taking over the functions that were served by the Education & Training Department and the Public Relations Department, so as to enhance educational activities and the public relations activities. As a result of this move, the Education & Training Department and the Public Relations Department will be abolished.
     In addition, the English name of some units and titles has been changed in accordance with the above organizational changes.

2.	Changes in Directors

New Title (new translation)	Name	Current Title

Chairman, Representative Director & Co-Chief Executive Officer (“Co-CEO”)	Kunihiko Sakioka	President, Representative Director & Executive Officer

President, Representative Director & Co-Chief Executive Officer (“Co-CEO”)	Shinsuke Amiya	Special Advisor

Director of the Board & Advisor	Hideo Sakioka	Chairman & Representative Director

Senior Executive Director of the Board & Executive Officer (Head of Group Strategy)	Hitoshi Higaki	Senior Managing Director & Executive Officer

Executive Director of the Board & Executive Officer (Head of Sales & Marketing)	Toshioki Otani	Managing Director & Executive Officer (General Manager, Sales & Marketing Control Div. and Sales Dept. and Osaka Branch Office)

Director of the Board & Executive Officer (Deputy Head of Sales & Marketing; Sales & Marketing Group Manager)	Keishi Ishigaki	Director & Executive Director (Advice to Sales & Marketing Control Div.)

Director of the Board & Executive Officer (Deputy Head of Sales & Marketing; Real Estate Group Manager; General Manager of Real Estate Business Control Dept.)	Katsutoshi Shimizu	Executive Officer (General Manager, Real Estate Business Control Dept.)

Director of the Board & Executive Officer (Deputy Head of Sales & Marketing; Strategic Business Development Group Manager)	Akira Imaki	Executive Officer (General Manager and Assistant to President, Sales & Marketing Control Div.)

3.	Changes in Executive Officers

New Title (new translation)	Name	Current Title

Executive Officer (General Manager, Credit Screening Dept. and Research Group Manager)	Hirofumi Mihara	Executive Officer (General Manager, Credit Screening Dept., and Officer-in-Charge, Eastern Japan Investigation Dept. and Western Japan Investigation Dept.)

Executive Officer (General Manager, Internal Control Dept.)	Hidetoshi Sawamura	General Manager, Internal Control Dept.

Executive Officer (General Manager, Real Estate Finance 1st Dept.)	Mitsuo Sakama	General Manager, Real Estate Finance 1st Dept.

Organizational Chart

As of June 24, 2006

The Board of Directors
Chairman and President
The Board of Statutory Auditors
Statutory Auditors
Internal Audit Dept.
Office of the CEO
Internal Control Dept.
Group Strategy
Group Strategy Dept.
Formerly translated as "Inter-Company Dept."
Investment Management Dept.
Operations Control
Accounting & Controller Dept.
Formerly translated as "Controller's Dept."
Finance Dept.
General Affairs Dept.
Human Resources Dept.
Investor Relations Dept.
System Planning Dept.
Sales & Marketing
Sales & Marketing Group
Sales Control Dept.
Formerly translated as "Sales Dept."
Affiliated Loan Dept.
Formerly translated as "Tie-up Loan Dept."
Tokyo Sales Dept.
Formerly translated as "Central Office Sales Dept."
Osaka Sales Dept.
Kyushu Sales Dept.
Sales Support Dept.
Real Estate Group
Real Estate Business Control Dept.
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Strategic Business Development Group
Strategic Business Development Dept.
Formerly translated as "Business Development Dept."
Research Group
Western Japan Research Dept.
Formerly translated as "Western Japan Investigation Dept."
Eastern Japan Research Dept.
Formerly translated as "Eastern Japan Investigation Dept."
Credit Screening Dept.